September 28, 2012

Dear Craig:

We are pleased to offer you the position of CEO, director, and acting secretary for Western Water Consultants.

Beginning October 1st, 2012 Western Water Consultants is offering you a base income of $240,000 annually and it will be paid to you on a monthly basis. As part of your compensation package we will provide you 100% paid HSA medical plan. All reasonable expenses will be paid by WWC when you are travelling with WWC and you will be supplied with a company credit card for such expenses. You will also be supplied with a company cell phone and computer to conduct business. WWC will also provide you with a company owned vehicle to conduct WWC business. You will also have 2 weeks of paid vacation annually that cannot be carried over to the next year.

By signing this employment agreement you are committing to confidentiality on behalf of Western Water Consultants business dealings within our competitive marketplace of vendors and customers.

Craig McMillan	Steve Roussin

October 1, 2012
Starting date

650 North Rose Drive #607
Placentia, CA 92870-7513
Toll Free 866.251.7712
FAX: 714.524.2961